Exhibit 99.1

News Release

For Immediate Release December 23, 2014	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT II MAKES FIRST ACQUISITION –
ACQUIRES 2819 LOKER AVENUE EAST IN CARLSBAD, CA

(CARLSBAD, CA) - Hines, the international real estate firm, announced today that Hines Global REIT II, Inc. has acquired 2819 Loker Avenue East, a Class A industrial building totaling 161,310 square feet in Carlsbad, California. This is the first asset acquired by Hines Global REIT II.
The one-story industrial building was built in 1998 and renovated in 2009. The property is 100 percent leased on a long-term basis to the Acushnet Company, the parent company for golf industry brands such as Titleist and Footjoy. Hines will manage the property on behalf of Hines Global REIT II.
“We were attracted to this property because of the high-quality tenancy, the desirable location and the strength of the golf industry in the submarket,” said Sherri Schugart, president and CEO of Hines Global REIT II.
Hines Senior Managing Director Paul Twardowski noted, “This acquisition provides Hines Global REIT II with an opportunity to take advantage of one of the strongest growth markets in the U.S. The quality of this location and building make 2819 Loker Avenue East a great initial investment for Hines Global REIT II.”
Cassidy Turley represented the seller in the transaction.
Hines Global REIT II is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations recently and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global REIT II, visit www.hinessecurities.com.
Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years. With offices in 78 cities across the United States and 18 other countries, and controlled assets valued at approximately $30.7 billion as of June 30, 2014, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the tenant to continue to make rental payments pursuant to its lease and other risks described in Hines Global II’s filings with the Securities and Exchange Commission.